SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

(Amendment No. 3)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FONU2 INC.

(Exact name of registrant as specified in its charter)

Nevada	7812	65-0773383
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

135 Goshen Road Ext. Suite 205

Rincon, GA 31326

Telephone: 912-655-5321

(Address and telephone number of registrant's

principal executive offices)

Roger Miguel

135 Goshen Road Ext. Suite 205

Rincon, GA 31326

Telephone: 912-655-5321

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all Correspondence to:

J.M. Walker & Associates

Attorneys At Law

7841 S. Garfield Way

Centennial, Colorado

Telephone: (303) 850-7637

Facsimile: (303) 482-2731

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting registrant.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting registrant	☒

EXPLANATORY NOTE

This amendment is being filed solely to include Exhibit 23.1 to the Registration Statement.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered.

The registrant shall pay the expenses.

SEC Registration Fee	$410.57
Printing and Engraving Expenses	$1,500.00
Legal Fees and Expenses	$25,000.00
Accounting Fees and Expenses	$5,000.00
Miscellaneous	$800.00
TOTAL	$32,710.57

Item 14. Indemnification of Directors and Officers

The registrant shall indemnify any officer or director or any former officer or director, to the full extent permitted by law. We shall indemnify any officer or director in connection with any proceedings, including appeals, if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the registrant and they had no reasonable cause to believe that his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in the best interests of the registrant or had reasonable cause to believe that his or her conduct was unlawful.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or preceding that may result in a claim for indemnification.

We do not have any insurance policies covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities

Period from July 1, 2012 to December 31, 2012

On July 5, 2012, the registrant issued 625 common shares to Feisty Peach, LLC in consideration of certain business planning, marketing and product design consulting services.

On August 7, 2012 and December 6, 2012, the registrant issued a total of 438 and 875 common shares, respectively to Jeffrey A. Olweean, Robert B. Lees and Nicole Leigh under the terms of their respective independent contractor agreement and executive employments agreements.

The common shares issued during the period from July 1, 2012 to December 31, 2012 were issued to sophisticated investors under an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Year Ended September 30, 2013

During the year ended September 30, 2013, the registrant issued 26,454 common shares for services valued at $474,301.

During the year ended September 30, 2013, the registrant issued 25,008 common shares for the conversion of notes payable and other debts in the amount of $214,259.

During the year ended September 30, 2013, the registrant issued 15,625 common shares for cash proceeds of $250,000. 15,625 warrants were issued with the common shares, which can be exercised at a price of $16.00 per common share.

During the year ended September 30, 2013, the registrant issued 3,750 common shares for prepaid services valued at fair market value of $255,000. The consulting services were provided for one year commencing August 1, 2013.

The common shares issued during the year ended September 30, 2013 were issued to sophisticated investors under an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Year Ended September 30, 2014

During the year ended September 30, 2014, the registrant issued 8,125 common shares for cash proceeds of $130,000.  The registrant issued an additional 5,625 common shares upon the exercise of warrants at $16.00 per share, resulting in cash proceeds in the amount of $90,000.

During the year ended September 30, 2014, the registrant issued an aggregate of 89,733 common shares for the conversion of $225,965 notes payable and 6,000 common shares for the conversion of other debts totaling $ 276,000. The conversion rates ranged from $0.52 to $27.08. The registrant recorded a gain on the conversion of other debts of $5,719.

On January 30, 2014, the registrant entered into an agreement with an unrelated public relations firm.  Pursuant to the agreement, the firm provided public relations services for the registrant for a term of six months.  As payment for these services, the registrant issued 1,250 common shares valued at fair market value of $24,600 on the agreement date, and issued an additional 1,750 common shares on May 2, 2014 at fair market value of $41,930 at the beginning of month four of the agreement term.

On April 4, 2014, the registrant issued 16,563 common shares to various individuals as consideration for services rendered. These common shares had a fair market value of $463,750.  In addition, the registrant agreed to issue an aggregate of 963 common shares per quarter to various individuals as compensation for services to be rendered.

On April 15, 2014, the registrant executed an engagement letter with a non-related third party entity to provide certain services in relation to a public offering of the registrant’s common stock.  Pursuant to the agreement, the firm will provide services for the registrant for a term of one year.  As payment for these services, the registrant issued 2,059 common shares valued at fair market value of $50,000 on the agreement date.

On April 22, 2014, the registrant issued 565 common shares to settle accounts payable from legal and professional services rendered.  The fair value of the shares issued was $14,338, no gain or loss was recorded on the settlement of accounts payable.

On April 22, 2014, the registrant issued 1,831 common shares with a fair value of $51,262 for consulting services rendered.

On April 25, 2014, the registrant issued 189 common shares with a fair value of  $5,000 for professional fees rendered.

On August 25, 2014, the registrant issued 10,000 common shares to a third party consulting entity as payment for a one-year consulting services contract.  The common shares were valued at $1.32 per common share, being the market value of the common shares on the date of issuance for an aggregate of $13,200.

On September 30, 2014, the registrant issued an aggregate of 963 common shares with a fair market value of $501, to various third parties as payment for consulting and administrative services rendered.

The common shares issued during the year ended September 30, 2014 were issued to sophisticated investors under an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Current Fiscal Year

During the nine months ended June 30, 2015, the registrant issued an aggregate of 45,240,647 common shares upon the conversion and partial conversion of $915,219 in convertible debts and notes payable.

In addition, during the nine months ended June 30, 2015, the registrant issued an aggregate of 373,500 common shares for $18,675 in services rendered, an aggregate of 10,000,000 common shares for $500,000 for part consideration of the acquisition of the economic interest in the lease of 1560 acres of property in Effingham, GA, and various intellectual property rights.

The registrant issued 8,333,333 common shares for $500,000 in part consideration for the directing services of Penny Marshall re: the motion picture Effa and a second motion picture to be determined. The registrant issued a further 166,666,667 of common stock in consideration of part financing the motion picture Effa.

On December 7, 2014, the registrant issued 6,250 Series B preferred shares in order to complete the acquisition of Studioplex City, LLC. The Series B preferred shares were valued at $400.00 per Series B preferred share. The Series B preferred shares are convertible into common shares at the option of the shareholder at the rate of ten common shares for every Series B preferred share.

On April 9, 2015, the registrant issued 1,250,000 common shares to Alex Warner in exchange for acquiring entertainment and potential consulting services valued at $50,000.

On April 9, 2015, the registrant issued to Union Enterprises, Inc. an aggregate total of 762,629 post-split common shares in consideration of Union’s partial conversion of the registrant’s outstanding eight percent (8%) convertible note dated March 9, 2015 in the original principal amount of $53,879.  The total principal converted during the period was $11,451.

On April 14, 2015, the registrant issued to Coventry Enterprises, LLC, an aggregate total of 8,000,000 post-split common shares in consideration of Coventry’s partial conversion of the registrant’s outstanding eight percent (8%) convertible note dated February 5, 2015 in the original principal amount of $450,000.  The total principal converted during the period was $100,800.

On April 15, 2015, the registrant issued to JMJ Financial, an aggregate total of 1,529,169 post-split common shares in consideration of JMJ’s partial conversions of the registrant’s outstanding $300,000 promissory note dated November 13, 2013, as amended.  The total principal converted during the period was $22,937.54.

On April 29, 2015, the registrant issued to Coventry Enterprises, LLC, an aggregate total of 8,000,000 post-split common shares in consideration of Coventry’s partial conversion of the registrant’s outstanding eight percent (8%) convertible note dated February 5, 2015 in the original principal amount of $450,000.  The total principal converted during the period was $80,000.

On May 11, 2015, the registrant issued 1,000,000 shares of common stock to NFC Corp. in exchange for financial consulting services. As at the date of issue the stock so issued had a value of $21,500.

On June 1, 2015, the registrant issued 458,716 shares of common stock to Steve Bahlmann in exchange for services rendered as former CFO of the registrant. As at the date of issue the stock so issued had a value of $6,500.

On June 15, 2015, the registrant issued to Benchmark Advisory Partners LLC., a total of 2,000,000 post-split common shares in partial consideration for financial consulting and marketing advisory services.

On June 16, 2015, the registrant issued to FMW Media Works Corp., a total of 2,500,000 post-split common shares in partial consideration for financial consulting services.

On July 9, 2015, the registrant issued 500,000 common shares to Levelogic, Inc. in exchange for consulting services valued at $15,000.

On July 13, 2015, the registrant issued 1,000,000 common shares to Emerging Markets Consulting, LLC in exchange for consulting services. As at the date of issue, the stock so issued had a value of $30,000.

On July 13, 2015, the registrant issued 325,000 common shares to Meyers Associates LP in exchange for consulting services. As at the date of issue the stock so issued had a value of $9,750.

On July 13, 2015, the registrant issued 325,000 common shares to Gregory R Traina in exchange for consulting services. As at the date of issue, the stock so issued had a value of $9,750.

On August 8, 2015, the registrant issued 420,246 shares of common stock to Union Capital on a partial conversion of a convertible note in the value of $5,201.

On August 19, 2015, the registrant issued 842,618 common shares to Union Capital on a partial conversion of a convertible note in the value of $10,427.

On August 19, 2015, the registrant issued 3,991,666 common shares to Coventry on a partial conversion of a convertible note in the value of $47,900.

On August 24, 2015, the registrant issued 6,250,000 common shares to Coventry Enterprises LLC on a partial conversion of a convertible note in the value of $42,500 ($0.0068 / share).

On August 25, 2015, the registrant issued 1,001,534 common shares to Service Trading Company, LLC on a partial conversion of a convertible note in the value of $7,331.23 ($0.00732 / share).

On August 27, 2015, the registrant issued 2,068,966 common shares to Vis Vires Group, Inc on a partial conversion of a convertible note in the value of $12,000 ($0.0058 / share).

On September 1, 2015, the registrant issued 2,790,698 common shares to Vis Vires Group, Inc on a partial conversion of a convertible note in the value of $12,000 ($0.0043 / share).

On September 3, 2015, the registrant issued 3,011,178 common shares to Service Trading Company, LLC on a partial conversion of a convertible note in the value of $7,347.27 ($0.00244 / share).

On September 3, 2015, the registrant issued 1,901,869 common shares to Union Capital, LLC on a partial conversion of a convertible note in the value of $5,230.14 ($0.00275 / share).

On September 3, 2015, the registrant issued 5,172,414 common shares to Vis Vires Group, Inc. on a partial conversion of a convertible note in the value of $15,000.00 ($0.0029 / share).

On September 8, 2015, the registrant issued 2,486,957 common shares to Vis Vires Group, Inc. on a partial conversion of a convertible note in the value of $5720.00 ($0.0023 / share).

On September 8, 2015, the registrant issued 4,019,288 common shares to Service Trading Company, LLC on a partial conversion of a convertible note in the value of $7,110.12 ($0.00177 / share).

On September 9, 2015, the registrant issued 3,662,035 common shares to Union Capital, LLC on a partial conversion of a convertible note in the value of $5,236.71 ($0.00143 / share).

On September 10, 2015, the registrant issued 10,714,285 common shares to Coventry Enterprises LLC on a partial conversion of a convertible note in the value of $15,000.00 ($0.0014 / share).

On September 14, 2015, the registrant issued 3,366,666 common shares to JDF Capital, LLC on a partial conversion of a convertible note in the value of $10,100.00 ($0.00300 / share).

On September 17, 2015, the registrant issued 1,344,500 common shares to Rocwal Capital, LLC on a partial conversion of a convertible note in the value of $2,689.00 ($0.00200 / share).

On September 18, 2015, the registrant issued 8,250,618 common shares to Service Trading Company, LLC on a partial conversion of a convertible note in the value of $7,046.03 ($0.00085 / share).

On September 18, 2015, the registrant issued 4,875,819 common shares to LG Capital, LLC on a partial conversion of a convertible note in the value of $4,163.95 ($0.00085 / share).

On September 18, 2015, the registrant issued 13,084,843 common shares to Coventry Enterprises LLC on a partial conversion of a convertible note in the value of $10,075.33 ($0.00077/ share).

On September 22, 2015, the registrant issued 7,440,476 common shares to Rocwal Capital, LLC on a partial conversion of a convertible note in the value of $5,000.00 ($0.00067 / share).

On September 28, 2015, the registrant issued 10,000,000 common shares to JDF Capital, LLC on a partial conversion of a convertible note in the value of $5,400.00 ($0.00054 / share).

On September 29, 2015, the registrant issued 10,448,148 common shares to Rocwal Capital, LLC on a partial conversion of a convertible note in the value of $5,642.00 ($0.00054 / share).

On September 29, 2015, the registrant issued 10,506,162 common shares to Union Capital, LLC on a partial conversion of a convertible note in the value of $5,200.55 ($0.00049 / share).

On September 29, 2015, the registrant issued 13,000,000 common shares to Coventry Enterprises, LLC on a partial conversion of a convertible note in the value of $6,435.00 ($0.00050 / share).

On October 6, 2015, the registrant issued 9,791,666 common shares to JDF Capital, LLC on a partial conversion of a convertible note in the value of $4,700.00 ($0.00048 / share).

On October 7, 2015, the registrant issued 8,000,000 common shares to CareBourn, LP on a partial conversion of a convertible note in the value of $3,168.00 ($0.00040 / share).

On October 12, 2015, the registrant issued 12,935,423 common shares to Service Trading Company, LLC on a partial conversion of a convertible note in the value of $3,945.00 ($0.00030 / share).

On October 14, 2015, the registrant issued 15,871,844 common shares to LG Capital, LLC on a partial conversion of a convertible note in the value of $3,872.73 ($0.00024 / share).

On October 14, 2015, the registrant issued 19,754,153 common shares to CareBourn, LP on a partial conversion of a convertible note in the value of $4,266.89 ($0.00022 / share).

On October 21, 2015 the Company issued 21,500,000 shares of common stock to Coventry Enterprises, LLC on a partial conversion of a convertible note in the value of $2,365.00 ($0.00011 / share).

On October 21, 2015 the Company issued 38,958,333 shares of common stock to Vis Vires Group Inc on a partial conversion of a convertible note in the value of $4,675.00 ($0.00012 / share).

On October 22, 2015 the Company issued 21,499,809 shares of common stock to Carebourn Capital, LP on a partial conversion of a convertible note in the value of $3,869.06 ($0.00018 / share).

The common shares issued during the current fiscal year were issued to sophisticated investors under an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement:

EXHIBIT NO.	DESCRIPTION	FILED WITH	DATE FILED
3.1	Articles of Incorporation	Form 10 SB 12G	February 28, 2002
3.2	Certificate of Amendment	Form 10 SB 12G	February 28, 2002
3.3	Certificate of Amendment	Form 8-K	September 17, 2004
3.4	Certificate of Amendment	Form 8-K	August 24, 2010
3.5	Certificate of Amendment	Form 8-K	April 12, 2012
3.6	Bylaws	Form 10 SB 12G	February 28, 2002
4.01	Common Stock Purchase Warrant	Form 8-K	June 8, 2015
5	Consent and Opinion of J.M. Walker & Associates regarding the legality of the securities being registered
10.1	Warrant Amendment Agreement	Form 8-K	October 2, 2009
10.2	Investment Banking and Advisory Agreement	Form 8-K	November 20, 2009
10.3	Placement Agreement	Form 8-K	November 20, 2009
10.4	Securities Purchase Agreement	Form 8-K	May 10, 2010
10.5	Convertible Promissory Note with Asher	Form 8-K	May 10, 2010
10.6	Amendment to Asher Convertible Promissory Note	Form 8-K	September 14, 2010
10.7	Agreement and Plan of Reorganization	Form 8-K	March 6, 2012
10.8	Jeffrey Pollitt Executive Employment Agreement	Form 8-K	March 29, 2012
10.9	Robert Lees Executive Employment Agreement	Form 8-K	March 29, 2012
10.10	Nicole Leigh Executive Employment Agreement	Form 8-K	March 29, 2012
10.11	Mark Simpson Executive Employment Agreement	Form 8-K	March 29, 2012
10.12	William Lavenia Independent Contractor Agreement	Form 8-K	March 29, 2012
10.13	Jeff Olweean Independent Contractor Agreement	Form 8-K	March 29, 2012
10.14	Redemption Agreement with HMBL Trust	Form 8-K	October 24, 2012
10.15	Securities Purchase Agreement with Asher	Form 8-K	March 19, 2013
10.16	Convertible Promissory Note with Asher	Form 8-K	March 19, 2013
10.17	Securities Purchase Agreement with Asher	Form 8-K	July 1, 2013
10.18	Convertible Promissory Note with Asher	Form 8-K	July 1, 2013
10.19	Consulting Agreement with EquityGroups, LLC	Form 8-K	August 13, 2013
10.20	Securities Purchase Agreement with Asher	Form 8-K	November 19, 2013
10.21	Convertible Promissory Note with Asher	Form 8-K	November 19, 2013
10.22	Securities Purchase Agreement with Asher	Form 8-K	January 31, 2014
10.23	Convertible Promissory Note with Asher	Form 8-K	January 31, 2014
10.24	Agreement with Maximum Performance Advisors	Form 8-K	February 3, 2014
10.25	Asset Purchase Agreement	Form 8-K	December 12, 2014
10.26	Lease Purchase & Assignment Agreement	Form 8-K	February 10, 2015
10.27	Agreement re Worldwide Rights Acquisition and Investment	Form 8-K	March 3, 2015
10.28	Secured Promissory Note	Form 8-K	June 8, 2015
10.29	Pledge and Security Agreement	Form 8-K	June 8, 2015
10.30	Purchase and Sale Agreement between Apple Box Productions, Inc. and Studioplex City Rentals, LLC	Form 8-K	July 8, 2015
10.31	Promissory Notefrom Studioplex City Rentals, LLC to Apple Box Productions, Inc.	Form 8-K	July 8, 2015
10.32	Security Agreement between Apple Box Productions, Inc. and Studioplex City Rentals, LLC	Form 8-K	July 8, 2015
10.33	Term Promissory Note from Studioplex City Rentals, LLC to LOE Terms Solution, LLC	Form 8-K	July 8, 2015
11	Statement of Computation of Per Share Earnings – This Computation appears in the Financial Statements
23.1	Consent of MaloneBailey, LLP, a Certified Public Accountant

Item 17. Undertakings

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rincon, State of Georgia, on October 28, 2015.

FONU2 Inc.

By:	/s/ Roger Miguel
Roger Miguel
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Roger Miguel	October 28, 2015
Roger Miguel
Chief Executive Officer
Director

/s/ Graham Bradstreet	October 28, 2015
Graham Bradstreet
Chief Financial Officer/Controller

/s/ Jake Shapiro	October 28, 2015
Jake Shapiro
Chairman of the Board